Exhibit 99.1

March 27, 2017

Dear ACCO Brands Shareholder:

I’m pleased to report that our financial results for fiscal year 2016 were very strong. We met or exceeded nearly every operational or financial objective that we set for the year. Each of our business segments contributed to revenue growth or profit improvement and delivered significant free cash flow. We also announced two strategic acquisitions in 2016: Pelikan Artline, which operates in Australia and New Zealand; and Esselte, a leading office products manufacturer in Europe. Both businesses bring strong end-user centric brands, broad product distribution, leading market positions, experienced management teams, and opportunities for leverage and synergies with our existing organizations. We believe these are great investments that should deliver meaningful returns to our company. Both businesses are now being integrated with our legacy organizations in Australia and Europe. In conjunction with the Esselte acquisition, we improved our capital structure earlier this year, reducing our annual debt payments while de-risking the business.
In 2016, net sales increased 3% to $1.56 billion compared to $1.51 billion in the prior year. The Pelikan Artline acquisition contributed 5% and foreign currency reduced sales by 1%. The underlying sales decline was modest, as strong growth with mass channel and e-tail customers was offset by declines at certain wholesaler and office superstore customers. Net income was $95.5 million, or $0.87 per share, compared to net income of $85.9 million, or $0.78 per share, in the prior-year period. The increase was due to acquisition and operational benefits, as well as a lower effective tax rate, partially offset by integration, restructuring and refinancing costs.
In our North America segment, we continued to grow and take share in the strategic mass merchandise and e-commerce channels. For the third consecutive year we experienced an excellent back-to-school season, expanding our placement and growing sales for school products. The acquisition of Pelikan Artline drove much of the improvement in our International segment results for the year. In both Brazil and Mexico, sales and margins improved despite continuing economic weakness as well as political and currency volatility. Our now-legacy ACCO Europe business had lower sales as major customers reduced inventory in light of economic uncertainty and changes of ownership, but European gross margins were up significantly versus the prior year. We essentially completed the transition to higher-value products in the Computer Products business, and, as a result, its gross margins and overall profits were higher than last year.
Our strategy is working and remains consistent for the coming year. We will continue to manage our mature markets, channels and categories for profit. We will maintain our commitment and rigor around execution and productivity initiatives, including delivering on integration and synergies for the two acquisitions. We will prudently invest in emerging markets, new markets and new channels with an expectation for top- and bottom-line growth. And, as always, we will focus on generating strong cash flow, which we will use to pay down debt and for other shareholder value-creating opportunities such as share repurchases or acquisitions. We remain confident that we have the right strategy and team to increase the long-term value of our Company.

Thank you for your feedback and support as we strive to deliver the results you expect as a shareholder.
Sincerely,

Boris Elisman
Chairman, President and Chief Executive Officer

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